Exhibit 10.1

PRIVATE AND STRICTLY CONFIDENTIAL

ASSET PURCHASE AGREEMENT

between

Ideal Power Inc.
a Delaware corporation

and

CE+T Energy Solutions, Inc.
a Delaware corporation

Effective as of September 19, 2019

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of September 19, 2019, by and between Ideal Power Inc., a Delaware corporation, (the “Seller”) and CE+T Energy Solutions, Inc., a Delaware corporation (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

The Seller and the Purchaser wish to provide for the sale of the Transferred Assets (as defined in Section 1.1) to the Purchaser on the terms set forth in this Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1.             Sale of Transferred Assets; Related Transactions.

1.1           Sale of Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, upon the Closing (as defined in Section 1.6), the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, good and valid title to the Transferred Assets. For purposes of this Agreement, the term “Transferred Assets” shall mean the properties, rights, interests and tangible and intangible assets of the Seller relating to the PPSA Business (as defined herein) described below in Sections 1.1(a) – 1.1(j) (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), whether existing as of the date of this Agreement or acquired during the Pre-Closing Period and whether owned by the Seller, which shall not include any Excluded Assets (as defined in Section 1.1(j)):

(a)               Patents and Patent Applications. All right, title and interest of the Seller in, to and under the Seller’s patents, patent applications and patent rights in any jurisdiction in the world, identified on Schedule 1.1(a), and any counterparts, reissues, divisions, reexaminations, continuations and continuations-in-part of, and any other patents claiming priority from, any of the foregoing (the patents, patent applications and patent rights referred to in this Section 1.1(a) being referred to in this Agreement as the “Transferred Patents”).

(b)               Other Proprietary and IP Assets. All right, title and interest of the Seller in, to and under the trademarks, trade secrets, know-how, inventions, designs, drawings, copyrights, internally developed/proprietary software, bills of material and related supply chain information necessary for the fulfillment of production orders for Seller Product, and other Intellectual Property and Intellectual Property Rights (other than patent rights) of the Seller relating exclusively to the PPSA Business, including works in progress and the trademarks identified on Schedule1.1(b), and all associated goodwill (the Transferred Patents, together with the Intellectual Property and Intellectual Property Rights and goodwill referred to in this Section1.1(b), being referred to in this Agreement as the “Transferred IP”).

(c)               Inventory. All of the inventory (including raw materials, work in process, demonstration or evaluation units and finished goods) of the Seller relating to the PPSA Business and identified on Schedule 1.1(c), unless, at least five business days prior to the Closing, the Purchaser notifies the Seller in writing that such inventory is an Excluded Asset (as defined below at the end of this Section 1.1) (the inventory referred to in this Section 1.1(c) being referred to in this Agreement as the “Transferred Inventory”).

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(d)               Equipment. All equipment of the Seller relating to the PPSA Business (including test equipment) and identified on Schedule 1.1(d), unless, at least five business days prior to the Closing, the Purchaser notifies the Seller in writing that such other equipment are Excluded Assets (the equipment referred to in this Section 1.1(d), other than any equipment that the Purchaser determines are Excluded Assets, being referred to in this Agreement as the “Transferred Equipment”).

(e)               Other Fixed Assets. All furniture, fixtures, computer equipment and other tangible assets of the Seller relating to the PPSA Business and identified on Schedule 1.1(e), unless, at least five business days prior to the Closing, the Purchaser notifies the Seller in writing that such other tangible assets are Excluded Assets (the tangible assets referred to in this Section 1.1(e), other than any tangible assets that the Purchaser determines are Excluded Assets, being referred to in this Agreement as the “Transferred Fixed Assets”).

(f)                Contract Rights. All rights of the Seller under all Seller Contracts relating to the PPSA Business and identified on Schedule 1.1(f).

(g)               Governmental Authorizations and Certifications from Standards Bodies: All Governmental Authorizations and Certifications from Standards Bodies of the Seller relating to the PPSA Business and identified on Schedule 1.1(g), unless, at least five business days prior to the Closing, the Purchaser notifies the Seller in writing that such other Governmental Authorizations are Excluded Assets.

(h)               Claims. All Claims (including Claims for past infringement of Transferred IP) of the Seller against other Persons to the extent relating to the Transferred Assets (regardless of whether or not such Claims have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller against other Persons to the extent relating to the Transferred Assets (regardless of whether such rights are currently exercisable).

(i)                 Promotional Materials, Records, Etc. All advertising and promotional materials, and all books (including log books), records and files, of the Seller relating exclusively to the Transferred Assets and identified on Schedule 1.1(i) (the books, records and other items referred to in this Section 1.1(i) being referred to in this Agreement as the “Transferred Books”).

(j)                 Excluded Assets. Notwithstanding the foregoing, the parties agree that the Seller is not selling, assigning, transferring, conveying or delivering to the Purchaser or a Purchaser Affiliate, and the Transferred Assets shall not include, the assets of the Seller identified on Schedule 1.1(j), any inventory disposed of in the ordinary course of business and in a manner that does not contravene Section 4.2, or any asset of the Seller not relating to the PPSA Business or not specifically identified in Sections 1.1(a) — 1.1(i) above (collectively, the “Excluded Assets”).

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1.2           Agreements Relating to Transfer of Transferred Assets.

(a)               Electronic Delivery. At the request of the Purchaser, any of the Transferred Assets (including software and any related documentation) that can be transmitted electronically will be so transmitted to the Purchaser promptly following the Closing and will not be delivered to the Purchaser on any tangible medium. Promptly following any electronic transmission, the Seller shall execute and deliver to the Purchaser a certificate in a form reasonably acceptable to the Purchaser and containing, at a minimum, the following information: (i) the date of transmission; (ii) the time the transmission was commenced and concluded; (iii) the name of the individual who made the transmission; (iv) the signature of such individual; and (v) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions.

(b)               Physical Delivery. Any and all Transferred Inventory, Transferred Equipment, Transferred Fixed Assets and Transferred Books to the Purchaser (the “Tangible Transferred Assets”) shall remain where it is physically located as of the Closing Date (defined below).

1.3           Purchase Price. As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Purchaser, and in full payment therefore:

(a)               The Purchaser will pay $200,000 (two hundred thousand dollars) to the Seller (the “Purchase Price”) in immediately available funds by check or wire transfer at the Closing to Seller as set forth in Schedule 1.3(a)(i) hereto.

(b)               The Purchaser will issue to the Seller a number of shares of common stock of the Purchaser (the “Shares”) such that Seller’s ownership interest in Purchaser upon issuance is equal to 5% and other stockholders own 95%. All such percentages shall be subject to future dilution as required by the needs of the business or for employee stock or option plans. Purchaser shall issue the Shares to Seller upon the later of ninety (90) days of the Closing Date or the resolution of the Matter set forth in Schedule 7.2.

(c)               At the Closing, the Purchaser shall assume the Assumed Liabilities (as defined in Section 1.4(b)).

1.4           Assumption of Liabilities.

(a)               Except as set forth in Section 1.4(b) and/or listed on Schedule 1.4(b), the Purchaser shall not assume any Liabilities of the Seller (whether or not related to the Transferred Assets), including, but not limited to: (i) Tax Liabilities of the Seller; (ii) any Liabilities of the Seller relating to indebtedness, legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with the Transactions; or (iii) any wages or salaries or other Liabilities relating to any Seller Employee, including any Retained Employment Liabilities (as defined in Section 8.1).

(b)               Assumed Liabilities: “Assumed Liabilities” shall include the liabilities of the Seller relating to the PPSA Business or the Transferred Assets identified and described on Schedule 1.4(b) existing on the Closing Date, regardless of whether or not such liabilities would be required to be included on the Seller’s financial statements in accordance with GAAP, including, but not limited to open purchase orders with Virtex Enterprises, LP, and any warranty liability of the Seller.

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1.5           Allocation. Within sixty (60) days of the Closing Date (as defined in Section 1.6), the Purchase Price (and the Assumed Liabilities to the extent properly taken into account) shall be allocated to the Transferred Assets within a Schedule to be attached as Schedule 1.5 hereto, which shall be prepared in accordance with Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. The allocation set forth on Schedule 1.5 hereto (and any amendments thereto) shall be binding upon the parties and none of the parties shall take any position inconsistent with such allocation, and any and all filings with and reports made to any taxing authority will be consistent with that allocation.

1.6           Closing. Subject to the terms and conditions of this Agreement, including the satisfaction or waiver of the conditions set forth in Section 5, the closing of the sale of the Transferred Assets pursuant to this Agreement (the “Closing”) shall take place electronically at a time to be agreed upon by the Purchaser and the Seller, on a date (no later than the second business day after the satisfaction or waiver of the last of the conditions set forth in Section 5 to be satisfied, other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) to be agreed upon by the Purchaser and the Seller. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date.”

2.              Representations and Warranties of the Seller.

Subject to the exceptions set forth in the Seller Disclosure Schedule prepared in accordance with Section 9.15, the Seller represents and warrants, to and for the benefit of the Purchaser, as follows:

2.1           Due Organization; Charter Documents; Etc.

(a)               The Seller has been duly organized and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its formation.

(b)               The Seller has delivered to the Purchaser accurate and complete copies of the Charter Documents.

2.2           Liabilities.

(a)               Schedule 1.4(b) provides an accurate and complete breakdown of each of the Assumed Liabilities of the Seller.

2.3           Title to Assets. The Seller owns and has good and valid title to the Transferred Assets free and clear of any Encumbrances, except as set forth in Part 2.3 of the Seller Disclosure Schedule.

2.4           Inventory; Fixed Assets; Leaseholds.

(a)               Part 2.4(a) of the Seller Disclosure Schedule provides an accurate and complete breakdown as of the date of this Agreement of all inventory relating to the PPSA Business and included in the Transferred Assets (including raw materials, work in process, demonstration or evaluation units and finished goods) owned by the Seller.

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(b)               Part 2.4(b) of the Seller Disclosure Schedule provides an accurate and complete list as of the date of this Agreement of all items of equipment, fixtures and other tangible assets with an individual value of $1,000 or greater owned by or leased to the Seller and included in the Transferred Assets, and states thereon whether such item is owned or leased. The assets identified in Part 2.4(b) of the Seller Disclosure Schedule have been maintained in accordance with normal industry practice, are in good condition and repair (ordinary wear and tear excepted) and are usable in the ordinary conduct of the PPSA Business.

(c)               The Seller currently owns no real property and has no interest in any real property relating to the PPSA Business other than the leasehold interests identified in Part 2.4(d) of the Seller Disclosure Schedule.

(d)               Part 2.4(d) of the Seller Disclosure Schedule accurately identifies: (i) each Contract pursuant to which the Seller leases or otherwise occupies or uses any real property in the conduct of the PPSA Business; and (ii) each Seller Contract relating to any of the properties leased or otherwise occupied or used by the Seller in the conduct of the PPSA Business.

2.5            Intellectual Property.

(a)               Part 2.5(a) of the Seller Disclosure Schedule accurately identifies and describes:

(i)           in Part 2.5(a)(i) of the Seller Disclosure Schedule, each type of Seller Product currently being designed, developed, manufactured, marketed, sold, delivered, maintained, supported or retrofitted by the Seller;

(ii)           in Part 2.5(a)(ii) of the Seller Disclosure Schedule: (A) each item of Registered IP included in the Transferred Assets (“Transferred Registered IP”) in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Transferred Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Transferred Registered IP and the nature of such ownership interest;

(iii)          in Part 2.5(a)(iii) of the Seller Disclosure Schedule: (A) each Transferred Contract (as defined in Section 2.6(a)) under which any Intellectual Property Rights or Intellectual Property is licensed to the Seller (other than Open Source Licenses, agreements for Click-Through IP, and licenses for any generally available commercial third-party software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive software license; (2) is not Seller Software; (3) is used by the Seller solely for its internal business purposes; and (4) does not require ongoing annual fees, for licenses or maintenance or support or otherwise, in excess of $5,000) (the “Inbound Licenses”); and (B) whether the license or licenses so granted to the Seller is exclusive or nonexclusive;

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(iv)          in Part 2.5(a)(iv) of the Seller Disclosure Schedule, each Seller IP Contract included in the Transferred Assets or Assumed Liabilities, and whether the license, right or interest in the Seller IP granted to such Person is exclusive or nonexclusive;

(v)           in Part 2.5(a)(v) of the Seller Disclosure Schedule, all Seller Software included in the Transferred Assets that: (A) was not developed by the Seller or its Predecessors; or (B) is not owned by the Sellers; and

(vi)          in Part 2.5(a)(vi) of the Seller Disclosure Schedule, (A) all royalties, sales commissions or similar payments that the Seller owes or could owe upon the sale of any Seller Product under a Transferred Contract, and (B) the Transferred Contract pursuant to which such royalties, sales commissions or similar payments are to (or could) be paid.

(b)               The Seller has delivered to the Purchaser a complete and accurate copy of each standard form of Seller IP Contract used by the Seller at any time since January 1, 2018, including each standard form of customer license agreement for any Seller Product.

(c)               The Seller exclusively owns all right, title and interest to and in the Seller IP included in the Transferred Assets (“Transferred Seller IP”), free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)            all documents and instruments necessary to perfect the rights of the Seller in the Transferred Seller IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)           each Seller Employee who is or was involved in the creation or development of any Transferred Seller IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Seller for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Transferred Seller IP;

(iii)           no Seller Employee has any claim, right (whether or not currently exercisable) or interest to or in any Transferred Seller IP;

(iv)           no Seller Employee is to Seller’s Knowledge: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Seller in the conduct of the PPSA Business; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment, duties, or activities with or for the Seller (or any of its Predecessors) in the conduct of the PPSA Business;

(v)           the Seller has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information relating to the PPSA Business held by the Seller, or purported to be held by the Sellers, as a trade secret;

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(vi)          the Seller has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Seller to grant or offer to any other Person any license or right to any Transferred Seller IP;

(vii)         except for the nonexclusive licenses and rights granted (1) in Contracts identified or referred to in Part 2.5(a)(iv) of the Seller Disclosure Schedule or (2) to end user customers of Seller Products pursuant to an agreement that does not deviate in any material respect from the Seller’s standard form thereof, the Seller is not bound by, and no Transferred Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to exploit, assert, or enforce any Transferred Seller IP anywhere in the world; and

(viii)        the Seller owns or otherwise has, and after the Closing the Purchaser will have, all Intellectual Property Rights needed to conduct the PPSA Business.

(d)               All Transferred Registered IP is valid and, subsisting and to Seller’s Knowledge, enforceable. Without limiting the generality of the foregoing:

(i)            all filings, payments and other actions required to be made or taken to maintain such item of Transferred Registered IP in full force and effect have been made by the applicable deadline;

(ii)           no application for a patent or for a copyright or trademark registration or any other type of Transferred Registered IP filed by or on behalf of the Seller has been unintentionally abandoned, allowed to lapse or rejected; and

(iii)          no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the Knowledge of the Seller, threatened, in which the scope, validity or enforceability of any Transferred Registered IP is being, has been or could reasonably be expected to be contested or challenged.

(e)               Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Transferred Seller IP; (ii) a breach of any Contract listed or required to be listed in Part 2.5(a)(iii) or Part 2.5(a)(iv) of the Seller Disclosure Schedule; (iii) the release, disclosure or delivery of any Transferred Seller IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person (other than the Purchaser) of, or entitle any other Person (other than the Purchaser) to exercise or use, any license or other right or interest under, to or in any of the Transferred Seller IP.

(f)                To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Transferred Seller IP. Part 2.5(f) of the Seller Disclosure Schedule accurately identifies (and the Seller has delivered to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by the Seller (or any of its Predecessors) or any Representative of the Seller (or any of its Predecessors) regarding any actual, alleged or suspected infringement or misappropriation of any Transferred Seller IP.

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(g)               Neither the Seller nor, to the Seller’s Knowledge, any of its Predecessors has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person in the conduct of the PPSA Business. Without limiting the generality of the foregoing:

(i)            no Seller Product or Seller Software owned by Seller has ever infringed, violated or made unlawful use of any Intellectual Property Right of any other Person or contains any Intellectual Property that was misappropriated from any other Person;

(ii)           no infringement, misappropriation or similar claim or Proceeding involving the Transferred Seller IP is pending or, to the Knowledge of the Seller, has been threatened against the Seller or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Seller with respect to such claim or Proceeding;

(iii)          the Seller (and, to the Seller’s Knowledge, none of its Predecessors) has not received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation by Seller in the conduct of the PPSA Business of any Intellectual Property Right of another Person; and

(iv)          no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller is pending or, to the Knowledge of the Seller, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller in the conduct of the PPSA Business; or (B) the design, development, manufacturing, distribution, sale, maintenance, or support of any Seller Product or Seller Software.

(h)               [Reserved]

(i)                 Part 2.5(i) of the Seller Disclosure Schedule accurately identifies (a) all software that is licensed to the Seller under any Open Source License and that is incorporated into, distributed as part of or along with, or was or is used directly to design, develop, manufacture, maintain, or support any Seller Product or Seller-owned Seller Software, and (b) the Open Source License pursuant to which the Seller uses such software.

(j)                 [Reserved]

(k)               No source code for any Seller-owned Seller Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or independent contractor of the Seller. The Seller has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Seller Software to any other Person.

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2.6           Contracts.

(a)               Part 2.6(a) of the Seller Disclosure Schedule accurately identifies each of the Seller Contracts included in the Transferred Assets or Assumed Liabilities (the “Transferred Contracts”).

(b)               The Seller has delivered to the Purchaser accurate and complete copies of all written Transferred Contracts, including all amendments thereto. Each Transferred Contract is valid and in full force and effect, and, to the Knowledge of the Seller, is enforceable by the Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)               Except as set forth in Part 2.6(c) of the Seller Disclosure Schedule: (i) the Seller (and none of its Predecessors) has not violated or breached, or committed any default under, any Transferred Contract, which remains uncured, and, to the Knowledge of the Seller no other Person has violated or breached, or committed any default under, any Transferred Contract which remains uncured; (ii) to the Knowledge of the Seller no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Transferred Contract; (B) give any Person the right to declare a default or exercise any remedy under any Transferred Contract; (C) give any Person the right to accelerate the maturity or performance of any Transferred Contract; or (D) give any Person the right to cancel, terminate or modify any Transferred Contract; (iii) the Seller (and none of its Predecessors) has received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Transferred Contract; and (iv) the Seller (and its Predecessors) has not waived any of its respective material rights under any Transferred Contract.

2.7           Compliance with Legal Requirements. The Seller is, (and, to the Seller’s Knowledge, each of its Predecessors) at all times has been, in compliance in all material respects with each Legal Requirement that is applicable to it for the conduct of the PPSA Business or the ownership of the Transferred Assets. Except as set forth in Part 2.7 of the Seller Disclosure Schedule, the Seller has not (nor has any of its Predecessors) received in the last five (5) years any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, in each case in connection with the conduct or operation of the PPSA Business.

2.8           Governmental Authorizations. Part 2.8 of the Seller Disclosure Schedule identifies each Governmental Authorization held by the Seller that is necessary for the operation of the PPSA Business or maintaining the Transferred Assets, and the Seller has delivered to the Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.8 of the Seller Disclosure Schedule. The Governmental Authorizations identified in Part 2.8 of the Seller Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Seller to lawfully operate the PPSA Business.

2.9           Tax Matters. The Seller is not nor has it ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

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2.10         [Reserved]

2.11         Proceedings; Orders.

(a)               There is no pending Proceeding and, to the Knowledge of the Seller, no Person has threatened to commence any Proceeding: (i) that involves the Seller’s operation of the PPSA Business or any of the Transferred Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of the Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding.

(b)               Except as set forth in Part 2.11(b) of the Seller Disclosure Schedule, to the Knowledge of the Seller, no Proceeding involving Seller’s operation of the PPSA Business or any of the Transferred Assets involving claims in excess of $25,000 has ever been commenced by, and no Proceeding involving claims in excess of $25,000 has ever been pending against, the Seller.

(c)               To the Seller’s knowledge, there is no order, writ, injunction, judgment or decree to which the Seller’s operation of the PPSA Business or any of the Transferred Assets is subject.

2.12         Authority; Binding Nature of Agreement.

(a)               The Seller has the absolute and unrestricted right, full corporate power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Seller is or will be a party; and, the execution, delivery and performance by the Seller of this Agreement and of each such other agreement, document and instrument have been duly authorized by all requisite corporate action on the part of the Seller and its board of directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)               The Seller’s board of directors has unanimously determined that the Transactions are advisable and fair and in the best interests of the Seller and its stockholders.

2.13        Non-Contravention; Consents. Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation of the Transactions or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)               contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents; or (ii) any resolution adopted by the stockholders, board of directors (or similar body) or any committee of the board of directors (or similar body) of the Seller;

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(b)               contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Seller, or any of Transferred Assets, is subject;

(c)               contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Seller Contract included in the Transferred Assets, or give any Person the right to: (i) declare a default or exercise any remedy under any such Seller Contract; (ii) accelerate the maturity or performance of any such Seller Contract; or (iii) cancel, terminate or modify any such Seller Contract; or

(d)               result in the imposition or creation of any lien or other Encumbrance upon or with respect to any Transferred Asset (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Seller).

Except as set forth in Part 2.13 of the Seller Disclosure Schedule, the Seller is not and the Seller will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (B) the consummation of any of the Transactions.

2.14         Sophistication; Shares Acquired for Seller’s Own Account. Seller, alone or with its professional advisors, has the financial and business background and knowledge to be capable of evaluating the merits and risks associated with receiving the Shares and has the capacity to protect its own interests in entering into this transaction. Seller hereby confirms that, the Share to be acquired by Seller will be acquired for investment for the Seller’s own account, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

2.15         Restricted Securities. Seller understands and acknowledges that (a) the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”); (b) the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Shares indefinitely unless they are registered with the Securities Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirement is available; (c) Purchaser has no obligation to register or qualify the Shares for resale; and (d) if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Purchaser which are outside of the Seller’s control, and which the Purchaser is under no obligation and may not be able to satisfy.

2.16         Risk; No Public Market. Seller understands that (a) that accepting the Shares in the Purchaser as consideration involves a high degree of risk; (b) Seller could lose its entire investment in the Shares; and (c) no public market now exists for any of the securities issued by the Company, and Company has made no assurances that a public market will ever exist for the Shares.

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2.17         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of any of the Seller.

2.18         Employee Benefits. There does not now exist, nor do any circumstances exist, that could result in any liabilities of Seller or any of its ERISA Affiliates (i) under Title IV of ERISA, (ii) under Section 206(g), 302 or 303 of ERISA, (iii) under Section 412, 430, 431, 436, or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Laws, that could be a liability of Purchaser following the Closing Date.

2.19         Full Disclosure. To the Knowledge of Seller, this Agreement does not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

Subject to the exceptions set forth in the Purchaser Disclosure Schedule prepared in accordance with Section 9.15, the Purchaser represents and warrants to, and for the benefit of the Seller as follows:

3.1           Due Organization; Charter Documents, Etc.

(a)               The Purchaser is a corporation, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation and each has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Purchaser.

(b)               The Purchaser has delivered to the Seller accurate and complete copies of its Charter Documents;.

(c)               Purchaser has adequate cash consideration for the purchase hereunder and has adequate Shares reserved for all issuances under this Agreement.

3.2           Capitalization. As of the date of this Agreement, the entire authorized capitalization of Purchaser consists of 5,000 shares of common stock of which have been duly authorized, are validly issued, fully paid and nonassessable and were issued in accordance with the with the registration or qualification provisions of the Act, and any applicable foreign or state securities laws, or pursuant to valid exemptions therefrom, and the applicable Purchaser Charter Documents, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, registration right, subscription right, or any similar right under any provision of the laws of the State of Delaware or any contract to which Purchaser is a party or otherwise bound.

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3.3           Subsidiaries. Purchaser does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Purchaser is not a participant in any joint venture, partnership or similar arrangement.

3.4          Non-Contravention; Consents. Neither: (a) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; nor (b) the consummation of the Transactions, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (i) any of the provisions of Purchaser’s Charter Documents; (ii) any resolution adopted by the stockholders, the board of directors (or similar body) or any committee of the board of directors (or similar body) of Purchaser; or (iii) any provision of any material contract to which Purchaser is bound, except in the case of clauses “(i),” “(ii)” and “(iii)” as would not have a Material Adverse Effect on Purchaser’s ability to consummate the Transactions or to perform its obligations under this Agreement. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Purchaser in connection with the consummation of the Transactions, including the issuance of the Shares.

3.5           Authority; Binding Nature of Agreement. Purchaser has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Purchaser of this Agreement any of each such other agreement, document and instrument and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser and no other actions on the part of Purchaser is necessary to authorize this Agreement any of each such other agreement, document and instrument and the consummation by the Purchaser of the transactions contemplated hereby and thereby. This Agreement and each other agreement, document or instrument referred in this Agreement to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.6           Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer, applicable state, federal and foreign securities laws and liens or encumbrances created by or imposed by Seller. The Shares will be issued in compliance with all applicable federal, state and foreign securities laws.

3.7           Proceedings; Orders. There is no pending Proceeding and, to the Knowledge of the Purchaser, no Person has threatened to commence any Proceeding: (i) that involves Purchaser or any officer, director or any executive-level employee of Purchaser; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions, or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding.

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3.8           Sufficiency of Funds. The Purchaser shall have sufficient cash on hand or other sources of immediately available funds to enable Purchaser to make payment of the cash portion of the Purchase Price and consummate the transactions contemplated by this Agreement.

3.9           Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by Purchaser which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of either Purchaser which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. Purchaser has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.10          Full Disclosure. To the Knowledge of the Purchaser, this Agreement does not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4.             Certain Covenants.

4.1           Access and Investigation. During the Pre-Closing Period, Seller shall, and shall cause its Representatives to: (a) provide the Purchaser and the Purchaser’s Representatives with reasonable access during normal business hours to Seller’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the PPSA Business and the Transferred Assets; and (b) provide the Purchaser and the Purchaser’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the PPSA Business and the Transferred Assets, and with such additional financial, operating and other data and information relating to the PPSA Business or the Transferred Assets, as the Purchaser may reasonably request. During the Pre-Closing Period, the Purchaser may make inquiries of Persons having business relationships with Seller (including suppliers, licensors, distributors and customers) only with Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed).

4.2           Operation of Business. During the Pre-Closing Period, Seller shall ensure that:

(a)               it does not: (i) enter into, or permit any of the Transferred Assets owned or used by it to become bound by, any Contract that is or would constitute a Contract required to be identified in Part 2.6(a) of the Seller Disclosure Schedule if entered into prior to the date of this Agreement; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Contract required to be identified in Part 2.6(a) of the Seller Disclosure Schedule;

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(b)               it does not: (i) acquire, lease or license any right or other asset used in the PPSA Business from any other Person for an aggregate value in excess of $5,000; (ii) sell or otherwise dispose of, or lease, license or encumber, any Seller Products or any other right or asset used in the PPSA Business to any other Person; or (iii) waive or relinquish any right, except in the ordinary course of business consistent with past practices;

(c)               it does not commence or settle any Proceeding other than: (i) for the routine collection of bills; (ii) in such cases where it in good faith determines that failure to commence a suit would result in the material impairment of a valuable aspect of its business (provided that it consults with the other party prior to the filing of such a suit); or (iii) for a breach of this Agreement; and

Notwithstanding the foregoing, Seller may take any action described in: (i) clauses “(a)” through “(c)” above if: (A) the Purchaser gives its prior written consent to the taking of such action by such party; or (B) such action is expressly contemplated by this Agreement; and (ii) Part 4.2 of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, after consultation with the other party.

4.3         Filings and Consents. The Seller and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the Transactions as promptly as practicable after the date of this Agreement. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Transactions. Notwithstanding the foregoing, Seller’s obligation to make any filing or give any notice under the Transactional Agreements or in connection with the Transactions shall be subject to Seller’s compliance with its obligations as a publicly traded company and the rules or regulations of any securities exchange on which the securities of Seller are listed or traded.

4.4          Notification; Updates to Disclosure Schedules.

(a)               During the Pre-Closing Period, the Seller and the Purchaser shall promptly notify the other party in writing of: (i) the discovery by the Seller or the Purchaser, as applicable, of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of or an inaccuracy in any representation or warranty made by the Seller or the Purchaser, as applicable, in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of or an inaccuracy in any representation or warranty made by the Seller or the Purchaser, as applicable, in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Seller or the Purchaser, as applicable; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 impossible or unlikely.

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(b)               If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, or if any such event, condition, fact or circumstance would require such a change assuming the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then prior to the fifth business day prior to the Closing Date, the Seller or the Purchaser, as applicable, shall promptly deliver to the other party an update to the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, specifying such change. No such update shall be deemed to supplement or amend the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Seller or the Purchaser, as applicable, in this Agreement; or (ii) determining whether any of the conditions set forth in Section 5 has been satisfied.

4.5          Consent of Stockholders. As promptly as practicable after the execution and delivery of this Agreement, the Purchaser shall, in accordance with its Charter Documents and applicable Legal Requirements, provide to its respective stockholders appropriate documents (if any) in connection with the obtaining of any necessary written consents of the stockholders of the Purchaser authorizing the Transactions and waiving any advance notice provision applicable to any of the Transactions. Notwithstanding anything to the contrary contained in this Agreement, any materials submitted to the Purchaser’s stockholders in connection with the Transactions, if any, shall be subject to prior review and approval by the Seller (which approval shall not be unreasonably withheld).

4.6          Efforts. During the Pre-Closing Period, the Seller and the Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 5 to be satisfied on a timely basis.

4.7          Update to Outstanding Liabilities. At least two business days (and no more than five business days) prior to the Closing, the Seller shall deliver to the Purchaser an update of Schedule 1.4(b), identifying each of the creditors of the Seller, including lenders, trade creditors, employees and professional advisors, and the outstanding amount owed by the Seller, to such creditor, as of the date on which such update is delivered and estimated to be owed as of the Closing.

4.8          Notice to Certain Persons and Cooperation. The parties: (a) no later than the third business day following the date of this Agreement, shall provide all Persons entitled to notice of any of the Transactions prior to the closing of the Transactions with written notice of such Transactions; and (b) upon the request of the other party, shall use its reasonable efforts to obtain waivers (in a form reasonably satisfactory to the other party) executed by all Persons described in clause “(a)” of this sentence of the notice requirements described in clause “(a)” of this sentence (it being understood that waivers shall not be required from any Person with respect to whom such notice period has been complied with). The Seller will use its reasonable efforts to transfer (and cooperate with the Purchaser in any manner reasonably requested by the Purchaser to transfer) all current customer orders of the Seller to the Purchaser in a non-disruptive fashion, and advise such customers to begin doing business with the Purchaser following the Closing with regard to all Transferred Products or otherwise. Notwithstanding the foregoing, Seller’s obligations under this Section 4.8 shall be subject to Seller’s compliance with its obligations as a publicly traded company and the rules or regulations of any securities exchange on which the securities of Seller are listed or traded.

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4.9          B-Tran Option. Upon the terms and subject to the conditions contained in this Agreement, the Seller shall provide a three (3) year exclusive right to Purchaser to purchase the Seller’s “B-Tran” chips, which option period shall commence upon commercial production of the same (the “B-Tran Option”). Subject to Purchaser or any of its Affiliates meeting the Minimum Purchase Obligations (as defined below), during the B-Tran Option period, Seller shall not directly sell B-Tran chips to third party OEM energy storage providers for use in energy storage applications for utility demand charge reduction in commercial and industrial projects using power conversion systems between 5kW and 250kW per unit. The exclusivity granted hereunder shall terminate in the event that the Purchaser or any of its Affiliates do not purchase B-Tran chips having an aggregate purchase price of $200,000 or more in the first year of the B-Tran Option, or B-Tran chips having an aggregate purchase price of $300,000 or more in the second year of the B-Tran Option (the “Minimum Purchase Obligations”).

4.10        Non-competition; Non-solicitation

(a)               For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the development, distribution or sale of power conversion products that are similar or competitive to the Seller Products (the “Restricted Business”); or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; provided, however, that Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)              During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person identified on Schedule 4.10(b) during the Restricted Period, or encourage any such person to leave such employment or service or hire any such person who has left such employment or service, except pursuant to a general solicitation which is not directed specifically to any such persons.

(c)               Seller acknowledges that a breach or threatened breach of this Section 4.10 would give rise to irreparable harm to the Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, the Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(d)               Seller acknowledges that the restrictions contained in this Section 4.10 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 4.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4.11        Participation Rights. The Purchaser shall take any and all actions necessary or required to permit Seller to include the Shares, on a pro rata basis in accordance with its percentage ownership, as part of or in connection with an offering of the Purchaser’s capital stock to the public, or any sale of shares of the Purchaser’s capital stock to the Purchaser’s other stockholders.

5.           Conditions Precedent to Close.

5.1         Conditions to Obligations of Purchaser. The Purchaser’s obligations to purchase the Transferred Assets and to take the other actions required to be taken by the Purchaser at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

(a)               Accuracy of Representations, Warranties and Covenants. Except as disclosed in the Seller Disclosure Schedule, (i) each of the representations and warranties made by the Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement, (ii) each of the representations and warranties made by the Seller in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all material respects as of such particular time), and (iii) all of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

(b)               Governmental and Other Consents. Each of the Consents identified in Part 2.13 of the Seller Disclosure Schedule shall have been obtained and shall be in full force and effect.

(c)               No Material Adverse Effect. Between the date of this Agreement and the Closing Date, no event shall have occurred or circumstance shall exist that has had (or would be reasonably expected to have) a Material Adverse Effect on the PPSA Business.

(d)               Sublease. The Purchaser shall have entered into a valid and binding Sublease Agreement in the form of Exhibit C, with Seller (“Sublease Agreement”).

(e)               Release of Liens. The Purchaser shall have received evidence satisfactory to it of the release by any Person who held a security interest in the Transferred Assets of all Encumbrances on the Transferred Assets, except as set forth in Part 2.3 of the Seller Disclosure Schedule, and there shall not be any other Encumbrance on any of the Transferred Assets (other than any liens for sales Taxes that are imposed by law and that are not in excess of $1,000 in the aggregate).

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(f)                Agreements and Documents. The Purchaser shall have received the following agreements and documents:

     (i)               a Bill of Sale and Assignment Agreement in the form of Exhibit B (the “Bill of Sale”), duly executed by Seller;

     (ii)              recordable assignment agreements with respect to the Transferred Patents and Transferred IP and such bills of sale, endorsements, assignments, business transfer agreements and other documents as may reasonably be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser or a Purchaser Affiliate good and valid title to the Transferred Assets;

     (iii)            a certificate duly executed on behalf of the Seller by the chief executive officer of the Seller and containing the representation and warranty of the Seller that the conditions set forth in Sections 5.1(a) and 5.1(f) have been duly satisfied (the “Seller Closing Certificate”);

     (iv)            a certified copy of resolutions of the Seller’s board of directors and shareholders pursuant to which the board of directors and shareholders approve this Agreement and the transactions contemplated hereby; and

     (v)             evidence in form and substance satisfactory to the Purchaser that each other Seller Employee has properly assigned all Intellectual Property and Intellectual Property Rights included in the Transferred Assets.

(g)               No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of any of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to any of the Transactions that makes consummation of the Transactions illegal.

5.2         Conditions to Obligations of Seller. The obligations of the Seller to cause the Transferred Assets to be sold and to take the other actions required to be taken by the Seller at the Closing are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

(a)               Accuracy of Representations, Warranties and Covenants. Except as disclosed in the Purchaser Disclosure Schedule, (i) each of the representations and warranties made by the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement, (ii) each of the representations and warranties made by the Purchaser in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all material respects as of such particular time), and (iii) all of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

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(b)               Documents. The Seller shall have received the following agreements and documents:

     (i)               the Assumption Agreement, duly executed by the Purchaser;

     (ii)              a certificate duly executed on behalf of the Purchaser by the chief executive officer of the Purchaser and containing the representation and warranty of the Purchaser that the conditions set forth in Sections 5.2(a), 5.2(c) and 5.2(d) have been duly satisfied (the “Purchaser Closing Certificate”);

     (iii)             a Sublease Agreement in the form of Exhibit C, duly executed by the Purchaser.

(c)               No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of any of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to any of the Transactions that makes consummation of any of the Transactions illegal.

(d)               MOU Payments. All amounts due and payable by Purchaser to Seller pursuant to the terms of the MOU shall have been paid in full.

6.          Termination.

6.1          Termination Events. This Agreement may be terminated prior to the Closing:

(a)               by the mutual written consent of the Purchaser and the Seller;

(b)               by either the Purchaser or the Seller if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to any of the Transactions by any Governmental Body that would make consummation of any of the Transactions illegal;

(c)               by the Purchaser if: (i) any of the representations and warranties of the Seller contained in this Agreement shall be materially inaccurate as of the date of this Agreement, or shall have become materially inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 5.1(a) would not be satisfied; or (ii) any of the covenants of the Seller contained in this Agreement shall have been materially breached such that the condition set forth in Section 5.1(a) would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Seller as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller is curable by the Seller through the use of reasonable efforts within 30 days after the Purchaser notifies the Seller in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then the Purchaser may not terminate this Agreement under this Section 6.1(d) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, provided the Seller, during the Seller Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 6.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Seller Cure Period); or

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(d)               by the Seller if: (i) any of the Purchaser’s representations and warranties contained in this Agreement shall be materially inaccurate as of the date of this Agreement, or shall have become materially inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) if any of the Purchaser’s covenants contained in this Agreement shall have been materially breached such that the condition set forth in Section 5.2(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Purchaser’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Purchaser is curable by the Purchaser through the use of reasonable efforts within 30 days after the Seller notifies the Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Seller may not terminate this Agreement under this Section 6.1(e) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided the Purchaser, during the Purchaser Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 6.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).

6.2         Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 6.1(b) or Section 6.1(c), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 6.1(b) or Section 6.1(d), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

6.3         Effect of Termination. If this Agreement is terminated pursuant to Section 6.1, all further liability or obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Seller nor the Purchaser shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 6.3 and Section 9.

7.           Indemnification, Etc.

7.1         Survival of Representations, Etc. Except for Fundamental Representations, which shall survive indefinitely and without time limit, the representations and warranties made by the parties in this Agreement (including the representations and warranties set forth in the Seller Closing Certificate and the Purchaser Closing Certificate) shall survive the Closing until 11:59 p.m. Texas time on the date that is twelve (12) months following the Closing Date (the “Representation Survival Time”) and shall thereafter terminate; provided, however, that if, at any time prior to the Representation Survival Time, a party delivers to the other party a written notice asserting a claim for a breach of such representations and warranties, then the claim asserted in such notice shall survive the Representation Survival Time until such time as such claim is fully and finally resolved.

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7.2          Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend the Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)                any Excluded Asset or any Excluded Liability;

(d)                any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Transferred Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; or

(e)                any Matter set forth on Schedule 7.2 of the Seller Disclosure Schedule.

7.3          Indemnification by Purchaser. Subject to the other terms and conditions of this Article VII, Purchaser shall indemnify and defend the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement, the MOU, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; or

(c)                any Assumed Liability.

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7.4          Limitations.

(a)                An Indemnifying Party shall not be required to make any indemnification payment pursuant to Section 7.2 until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate. If the total amount of such Damages exceeds $50,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $50,000; provided, however, that an Indemnifying Party shall not be liable to any Indemnitee for any lost profits, diminution of value, special, exemplary, punitive, incidental or consequential damages, or damages calculated as a multiple of company revenue, profits or similar metrics.

(b)               Except for claims for indemnification pursuant to Section 7.2(e), an Indemnifying Party’s indemnification obligations under this Article VII shall not exceed an amount equal to $400,000 (four hundred thousand dollars).

7.5          Indemnification Procedure; Defense of Third-Party Claims.

(a)               Whenever any Damages shall be asserted against or incurred by any Indemnitee, such Indemnitee (or, if not a party, the party that is related to such Indemnitee) (the “Indemnified Party”), shall give written notice thereof (an “Indemnification Claim”) to the Indemnifying Party. The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Indemnification Claim (including in any case copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The failure to give such notice shall not relieve the Indemnifying Party of any of its indemnification obligations under this Agreement unless (and then only to the extent that) such failure materially and adversely affects the ability of the Indemnifying Party to defend against the Indemnification Claim.

(b)               If the Indemnification Claim is based on a claim of a Person that is not a party to this Agreement, the Indemnifying Party shall be entitled, but not obligated, to undertake the defense of such Indemnification Claim, with counsel of its own choice (such counsel being subject to written approval by the Indemnified Party, which approval shall not be unreasonably withheld or delayed), with the Indemnifying Party having the right to control the defense and settlement of such Indemnification Claim; provided, however, that (i) the Indemnifying Party shall use commercially reasonable efforts in its defense of any such Indemnification Claim; (ii) each Indemnified Party shall have the right to participate in the defense of such matter with counsel of its own choice, but not to determine or conduct any negotiation of settlement, adjustment or compromise with respect to any such Indemnification Claim, and the fees and expenses of such counsel shall be at the expense of the Indemnified Party; and (iii) the Indemnified Party shall approve in writing (such approval not to be unreasonably withheld or delayed) any settlement or compromise, or any consent to the entry of any judgment with respect to the Indemnification Claim. To the extent requested by the Indemnifying Party, each Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in connection with the Indemnification Claim, provided that the Indemnifying Party shall reimburse the Indemnified Party for any direct out-of-pocket expenses and direct internal labor expenses, at Purchaser’s cost, in each case associated with such cooperation. Each Indemnified Party and the Indemnifying Party shall use reasonable efforts to keep the other party informed at all times as to the status of its efforts with respect to any Indemnification Claim covered hereby and to consult with the other party concerning its efforts. In the event that the Indemnifying Party does not undertake the defense of any Indemnification Claim, (i) each Indemnified Party shall have the right to participate in the defense of such matter with counsel of its own choice and the fees and expenses of such counsel shall be at the expense of such Indemnified Party and (ii) Indemnifying Party shall have the right to approve in writing (such approval not to be unreasonably withheld or delayed) any settlement or compromise, or any consent to the entry of any judgment with respect to the Indemnification Claim.

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8.           Employee Matters.

8.1          Responsibility for Employment Liabilities and Claims. The Seller shall be fully responsible for any and all Liabilities and Claims arising out of or relating to: (a) the Seller’s employment or termination of employment of any Seller Employee, and (b) the Seller Plans (collectively, the “Retained Employment Liabilities”). Retained Employment Liabilities also shall include any Liabilities and Claims relating to change in control agreements, severance payments, 280G payments and excise Taxes, sale bonuses and other retention arrangements established by the Seller regardless of whether such Liabilities and Claims arise before, on or after the Closing Date.

8.2          401(k) Plan. Effective as of the Closing Date, the Seller shall permit each Proposed Employee who timely accepts an offer of employment extended to such individual by Purchaser or a Purchaser Affiliate in connection with the Transactions (each a “Hired Employee”) to: (a) elect a distribution of his or her account balance in the Seller 401(k) Plan, pursuant to the provisions thereof, or (b) elect to retain his/her account balance in the Seller 401(k) Plan.

8.3          Workers Compensation. Responsibility for workers compensation Claims of Seller Employees arising out of conditions having a date of injury (or, in the case of a Claim relating to occupational illness or disease, the last significant exposure) prior to or on the Closing Date shall remain with the Seller. The Purchaser shall have responsibility for workers compensation Claims of former Seller Employees hired by Purchaser arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) after the Closing Date.

8.4          Prior Contracts. As of the Closing, the Seller shall terminate, waive and release its rights under any covenants regarding noncompetition, non-solicitation, conflicting obligations and other similar rights under any Contracts with Seller Employees hired by Purchaser solely to the extent necessary to allow the Purchaser to operate the PPSA Business post-Closing.

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9.           Miscellaneous Provisions.

9.1          Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s Representatives and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Transferred Assets. To the extent that the Seller has been unable to obtain any Consent that the Purchaser reasonably deems necessary to be obtained for the transfer to the Purchaser of any of the Transferred Assets by the Closing Date, the Seller shall use its reasonable efforts to obtain such Consent as promptly as practicable thereafter. Until such Consent is obtained, the Seller shall cooperate, and shall use its reasonable efforts to cause its Representatives to cooperate, with the Purchaser in any lawful arrangement designed to provide the Purchaser with the benefits of such Transferred Assets at no cost to the Purchaser in excess of the cost the Purchaser would have incurred (without modification to the terms of the Contract) if the Consent had been obtained. The Seller hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller, solely with respect to the transfer of the Transferred Assets to Purchaser, (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, solely with respect to the transfer of the Transferred Assets to Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem reasonably appropriate for the purpose of: (a) collecting, asserting, enforcing or perfecting any Claim, right or interest of any kind that is included in or relates to any of the Transferred Assets; (b) defending or compromising any Claim or Proceeding relating to any of the Transferred Assets; or (c) otherwise carrying out or facilitating any of the Transactions, provided, however, that Purchaser shall provide Seller with written notice of any such action within the period that is five (5) business days prior to taking such action. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable and shall survive the dissolution or insolvency of the Seller.

9.2          Continuing Access to Information. Following the Closing, the Seller shall make its Representatives reasonably available to the Purchaser at reasonable times to answer questions related to the Transferred Assets and the PPSA Business as conducted pre-Closing by the Seller.

9.3          Publicity. The Seller and the Purchaser shall ensure that, on and at all times during the Pre-Closing Period and after the Closing Date: (a) no press release, public statement or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of the other party or any of the Representatives of the other party without the other party’s prior written consent (such consent not to be unreasonably withheld or delayed); (b) the Seller and the Seller’s Representatives or the Purchaser and the Purchaser’s Representatives, as applicable, continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; provided, however, that the existence and terms of this Agreement and the other Transactional Agreements may be disclosed to the extent required by law; and (c) the Seller and the Representatives of the Seller or the Purchaser and the Purchaser’s Representatives, as applicable, keep strictly confidential, and do not use or disclose to any other Person, any non-public document or other information that relates to the Agreement, the Transactions or Transferred Assets. During the Pre-Closing Period, except as expressly contemplated by this Agreement, each party will use all reasonable efforts to consult with the other party prior to issuing any press release or making any public statement regarding this Agreement or the Transactions, subject in all cases to Seller’s compliance with its obligations as a publicly traded company and the rules or regulations of any securities exchange on which the securities of Seller are listed or traded.

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9.4              Fees and Expenses. The parties shall each bear and pay their own fees, costs and expenses that have been incurred or that are in the future incurred in connection with: (i) the negotiation, preparation and review of this Agreement (including the Seller Disclosure Schedule and the Purchaser Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates and other instruments and documents delivered or to be delivered in connection with the Transactions; (ii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (iii) the consummation and performance of the Transactions.

9.5              Attorneys’ Fees. If any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.6              Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

If to Purchaser:

CE+T Energy Solutions, Inc.
300 Shawnee North Drive
Suite 700
Suwanee, GA 30024
Attention: Mario Barbaresso

with a copy delivered by email to m.barbaresso@cet-power.com

If to the Seller:

Ideal Power Inc.
4120 Freidrich Lane, Suite 100
Austin, TX 78744
Attention: Timothy Burns

with a copy delivered by email to tim.burns@idealpower.com and lon.bell@idealpower.com

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9.7              Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.8              Counterparts and Exchanges by Electronic Transmission. This Agreement may be executed in separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.9              Governing Law; Venue.

(a)               This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)               Except as otherwise provided in in Section 9.9(c), any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Proceeding based upon intentional misrepresentation, willful misconduct or fraud) may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.10          Successors and Assigns; Parties in Interest.

(a)               This Agreement shall be binding upon the Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of the Seller, the Purchaser, the other Indemnitees, and the respective successors and assigns (if any) of the foregoing.

(b)               Neither the Seller nor the Purchaser shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other party’s prior written consent.

(c)               None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and the Indemnitees and their respective successors and assigns (if any).

9.11          Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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9.12          Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

9.13          Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

9.14          Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including, without limitation that certain Letter of Intent entered into by the Purchaser and the Seller on or about June 27, 2019.

9.15          Disclosure Schedules. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule shall each be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure.

9.16          Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)               The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)               As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)               Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

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The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

CE+T ENERGY SOLUTIONS, INC.
a Delaware corporation

By:	/s/ Mario Barbaresso
Name:	Mario Barbaresso
Title:	CEO / President

IDEAL POWER INC.
a Delaware corporation

By:	/s/ Lon E. Bell
Name:	Lon E. Bell
Title:	CEO / President

Confidential Information	Page 30 of 39

Confidential

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Affiliate. “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

Agreement. “Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and the Purchaser Disclosure Schedule), as it may be amended from time to time.

Business of the Purchaser. “Business of the Purchaser” means the business of the Purchaser as now being conducted and as presently proposed to be conducted.

Charter Documents. “Charter Documents” means with respect to any particular entity, the certificate of incorporation and bylaws or equivalent governing documents, including all amendments thereto.

Claim. “Claim” means and includes all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (a) any unknown, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any Contract.

Click-Though IP. “Click-Through IP” means Intellectual Property licensed to the Seller comprising widely-available commercial software products and services that are licensed on a “software-as-a-service” or web-based basis pursuant to a non-exclusive, internal-use license and are generally available on standard terms for less than $5,000.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” means any written, oral, implied or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” means any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments or penalties (including legal fees and expenses, but in all cases, excluding lost profits, diminution of value, special, exemplary, punitive, incidental or consequential damages, and damages calculated as a multiple of company revenue, profits or similar metrics).

Encumbrance. “Encumbrance” means, other than Permitted Encumbrances, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” means any entity that, along with the Seller, is a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

Fundamental Representations. “Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Due Organization) and Section 2.3 (Title to Assets).

GAAP. “GAAP” means generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Indemnitees. “Indemnitees” means the Seller Indemnitees or the Purchaser Indemnitees as the case may be.

Indemnifying Party. “Indemnifying Party” means Seller or Purchaser as the case may be.

Intellectual Property. “Intellectual Property” means algorithms, apparatus, databases, data collections, diagrams, formulae, system designs, hardware (including hardware in native design file format) inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), network configurations and architectures, methods and processes (including manufacturing methods, sales methodologies and processes, user operation manuals, training methods and similar methods and processes), proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Knowledge. The partiers are deemed to have “Knowledge” of a particular fact or other matter if: (a) in the case of the Seller, if Lon Bell or Timothy Burns is actually aware of such fact or other matter; or (b) in the case of Purchaser, if Mario Barbaresso is actually aware of such fact or other matter.

Legal Requirement. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on the Seller or the Purchaser (and a “Material Adverse Effect” will be deemed to have occurred) if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would, or would reasonably be expected to, have a material adverse effect on, in the case of the Seller, the financial condition, results of operations, assets or properties of the PPSA Business for any reason, including as a result of the transactions contemplated by this Agreement, other than those resulting from industry-wide conditions or general economic conditions affecting the industry in which the Business is conducted, or, in the case of the Purchaser, the financial condition, results of operations, assets or properties of the Business of the Purchaser for any reason, including as a result of the transactions contemplated by this Agreement, other than those resulting from industry-wide conditions or general economic conditions affecting the industry in which the Business of the Purchaser is conducted or the ability of the Purchaser to consummate the Transactions on a timely basis.

Matter. “Matter” means the matter set forth on Schedule 7.2 of the Seller Disclosure Schedule.

MOU. “MOU” means that certain Memorandum of Understanding by and between Seller and the Purchaser (as defined therein) effective as of July 22, 2019, as amended August 30, 2019 and September 9, 2019.

Open Source License. “Open Source License” means (a) any so-called “open source,” “copyleft,” “freeware,” or “general public” license (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), QT Free Edition License, IBM Public License, Bitkeeper, and the Apache License); (b) any license that is substantially similar to those listed at http://www.opensource.org/licenses/; and (c) any license that (i) requires the licensor to permit reverse-engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (ii) requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (A) be distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, (C) be distributed at no charge, or (D) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

PPSA Business. Means the Power Conversion Systems Business, which is the division of Ideal Power focused on the design, marketing and sale of electrical power conversion products utilizing a proprietary technology called Power Packing Switching Architecture™, or PPSA™. The PPSA Business does not include the B-Tran division, business or assets.

Permitted Encumbrance. “Permitted Encumbrance” means (a) statutory liens for taxes, assessments and other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings, or that are otherwise not material; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable laws; (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances arising in the ordinary course of business; (f) any Encumbrances that may exist pursuant to any non-exclusive license to Company customers entered into in the ordinary course of business; (g) restrictions on transfer of securities imposed by applicable securities laws; and (h) any Encumbrances satisfied in full and discharged as of the Closing.

Person. “Person” means any individual, Entity or Governmental Body.

Plan. “Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, as well as each employment, salary, bonus, consulting, compensation, deferred compensation, incentive compensation, stock purchase, equity, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension, retirement, welfare, fringe benefit or other employee benefits plan, program or agreement, whether written or unwritten and whether funded or unfunded.

Pre-Closing Period. “Pre-Closing Period” means the period from the date of the Agreement through the earlier of the termination of this Agreement pursuant to Section 6 or the Closing.

Predecessor. “Predecessor” means with respect to any entity, any Entity that has been merged with or into, that has transferred material assets or Liabilities outside the ordinary course of business to or that is otherwise a predecessor to, such entity.

Proceeding. “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Purchaser Disclosure Schedule. “Purchaser Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to the Seller on behalf of the Purchaser and prepared in accordance with Section 9.15 of the Agreement.

Purchaser IP. “Purchaser IP” means all Intellectual Property Rights embodied in, relating to, or necessary to the Purchaser in the conduct of the Business of the Purchaser.

Registered IP. “Registered IP” means all Intellectual Property Rights that are registered or filed with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and other representatives.

Seller Contract. “Seller Contract” means any Contract: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest.

Seller Disclosure Schedule. “Seller Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller and prepared in accordance with Section 9.15 of the Agreement.

Seller Employee. “Seller Employee” means any Person who is or was an employee, director, consultant or independent contractor of or to the Seller (or any of its Predecessors) or becomes an employee, director, consultant or independent contractor of or to the Seller at any time during the Pre-Closing Period.

Seller IP. “Seller IP” means all Intellectual Property Rights owned or purported to be owned by Seller and embodied in, relating to, or necessary to develop, make, modify, use, market, distribute, import, export or sell any Seller Product or any unique or specific method of manufacturing or using any Seller Product relating to the PPSA Business.

Seller IP Contract. “Seller IP Contract” means any Contract to which the Seller is or was a party or by which the Seller is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Seller IP.

Seller Plan. “Seller Plan” means each Plan that is or has been sponsored, maintained, contributed to or required to be contributed to by the Seller or any ERISA Affiliate for the benefit of any Seller Employees or with respect to which the Seller may have any liability.

Seller Product. “Seller Product” means each product designed, developed, manufactured, marketed, sold, delivered, made available, maintained or supported by the Seller in the conduct of the PPSA Business.

Seller Registered IP. “Seller Registered IP” means all Seller IP that is registered or filed with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Seller Software. “Seller Software” means any software (whether or not developed or owned by Seller) incorporated into or used directly in the design, development, manufacture, maintenance or support of any Seller Product.

Tax. “Tax” means any tax (including any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or any liability or obligation to with respect to the foregoing by virtue of any Contract or otherwise.

Tax Return. “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements. “Transactional Agreements” means: (a) this Agreement; (b) the Assumption Agreement; (c) the Bill of Sale; and (d) all other bills of sale, assignments and other agreements delivered or to be delivered in connection with the Transactions.

Transactions. “Transactions” means: (a) the execution and delivery of the respective Transactional Agreements; and (b) all of the transactions contemplated by the respective Transactional Agreements, including, but not limited to: (i) the sale of the Transferred Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser in accordance with the Agreement and the Assumption Agreement; (iii) the issuance of the Shares; and (iv) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

Confidential

Exhibit B

FORM OF BILL OF SALE AND ASSIGNMENT AGREEMENT

Confidential

Exhibit C

FORM OF SUBLEASE AGREEMENT

Confidential

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Bill of Sale and Assignment Agreement
Exhibit C	Form of Sublease Agreement

Schedules

Schedule 1.1(a) -	Certain Intellectual Property (Patents)
Schedule 1.1(b) -	Certain Intellectual Property (Trademarks)
Schedule 1.1(c) -	Certain Inventory
Schedule 1.1(d) -	Certain Equipment
Schedule 1.1(e) -	Certain Fixed Assets
Schedule 1.1(f) -	Contractual Rights
Schedule 1.1(g) -	Certain Governmental Authorizations and Certifications from Standards Bodies
Schedule 1.1(i) -	Certain Books
Schedule 1.1(z) -	Excluded Assets
Schedule 1.2(b)(i)	Certain Facilities
Schedule 1.3(a)(i) -	Seller Wire Instructions
Schedule 1.4(b) -	Assumed Liabilities
Schedule 1.5 -	Allocation